UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2021

Newpoint Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-54953	47-2653358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pearl Street #265 Hartford, Connecticut, CT 06103

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (877) 693-2846

JUDO CAPITAL CORP.

Former Registrant Name

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	NPFC	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b- 2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant’s Certifying Accountant

(a) Registrant has retained Mahoney Sabol as its independent accountants.

Newpoint Financial Corporation has appointed MahoneySabol CPA’s and Advisors situated at 180 Glastonbury Boulevard, Suite 400, Glastonbury, CT 06033-4439.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Chief Financial Officer of the registrant concluded that the 10Q filed on June 17,2021 should no longer be relied upon because the company inadvertently recorded a related party loan of $1 million and a corresponding loan payable both of which were incorrect. At the time of filing, this error was not discovered. It resulted in an error to both the balance sheet and earnings per share calculation. Additionally, new independent accountants had not been appointed to review the 10Q, therefore that filing would also be considered incomplete.

The Chief Financial Officer of the registrant concludes that the 10Q filed on September 7, 2021 should no longer be relied up because the company inadvertently recorded a deduction for a foreign currency translation adjustment that was incorrect. At the time of filing, this error was not discovered. It resulted in an error to both the income statement and the earnings per share calculation. Additionally, the second quarter filing was not reviewed by the companies’ newly appointed auditors.

The CFO discussed this matter with registrant’s independent accountant identified above with regard to matters disclosed in Item 4.02(a). It is expected that an amended 10Q’s will be filed by no later than November 15, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newpoint Financial Corp.

Dated: November 9, 2021	By:	/s/ Dominic Persad
	Name:	Dominic Persad
	Title:	Chief Executive Officer